UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

September 14, 2009

Date of Report (Date of earliest event reported)

ANTIGENICS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

781-674-4400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a material definitive agreement

On September 14, 2009, Antigenics Inc. (“Antigenics”) entered into an Amended and Restated License Agreement (the “Agreement”) with Elan Pharma International Limited, a private company organized under the laws of Ireland, and Elan Pharmaceuticals, Inc., a Delaware corporation (together “Elan”), which terminates a supply agreement dated November 23, 1999 and supersedes, amends and restates a license agreement, also dated November 23, 1999, between the parties (together the “Prior Agreements”). Under the terms of the Prior Agreements, Elan had the right to develop, make, have made, use, sell, offer for sale, import, and have sold, the Licensed Product (as defined) for the prevention or treatment of Alzheimer’s disease, and Antigenics had the exclusive right and obligation to supply Elan with QS-21 Stimulon ® adjuvant for use in Licensed Product.

Effective September 17, 2009, Janssen Alzheimer Immunotherapy acquired substantially all of the assets and rights of Elan’s Alzheimer’s Immunotherapy Program. Under the terms of the Agreement assigned to Janssen Alzheimer Immunotherapy, the company will have the right to develop, make, have made, use, sell, offer for sale, import, and have sold, the Licensed Product for the prevention or treatment of Alzheimer’s disease. In addition, Janssen Alzheimer Immunotherapy will have the right to make and have made QS-21 for use in Licensed Product for the prevention or treatment of Alzheimer’s disease, and Antigenics will have no further supply obligations.

As consideration, Antigenics will be entitled to receive an upfront payment and payments contingent upon successful milestone achievements. In addition, Antigenics will be entitled to receive royalties on a country-by-country basis on net sales of Licensed Product for a period of at least 10 years after first commercial sale in that country.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTIGENICS INC.

Date: September 18, 2009	By:	/s/ Shalini Sharp
Shalini Sharp
Chief Financial Officer